Exhibit 10.5

PROVIDENT BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Section 409A Restatement)

Provident Bank, a Maryland corporation (the “Company”), previously established this Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 2005, to provide specified benefits to a select group of management and highly compensated employees of the Company. The Plan is intended to be a “top hat plan” described in ERISA Section 201(2).

The Plan supersedes any agreement providing supplemental retirement benefits that was entered into between an executive and the Company before January 1, 2005.

The original documentation of the Plan was prepared before final regulations under Code Section 409A were issued. This Section 409A Restatement is adopted to comply with those final regulations. No benefits under the Plan are “grandfathered” for purposes of Section 409A.

ARTICLE 1

Definitions

1.1 Actuarial Equivalent means a benefit of equivalent value using the actuarial assumptions for similar purposes in effect under the Provident Bank Pension Plan as of the date of determination.

1.2 Beneficiary means the person(s) or entity designated as such in accordance with Article 11 of the Plan.

1.3 Benefit Percentage means the percentage of Final Average Compensation specified in the Participation Agreement.

1.4 Change in Control means either: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve (12) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (2/3) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve (12) month period.

1.5 Code means the Internal Revenue Code.

1.6 Company means Provident Bank, a Maryland corporation.

1.7 Committee — the Retirement Benefits Committee of the Company.

1.8 Compensation Committee means the Compensation Committee of the Board of Directors of Provident Bankshares Corporation.

1.9 Disability – A Participant is considered to have a Disability if he has been determined to be disabled under his Company-provided group long-term disability plan.

1.10 Disability Benefit means the benefit payable to the Participant upon his Termination of Employment by reason of Disability under Section 6.1.

1.11 Disability Benefit Eligibility Date means the later of (i) the Participant’s Retirement Eligibility Date, or (ii) the date of cessation of benefits under the Participant’s Company-provided group long-term disability plan.

1.12 Eligible Executive means those senior executives of the Company as may be designated by the Compensation Committee to be eligible to participate in the Plan.

1.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.14 Final Average Compensation means the average annual base salary paid by the Company to the Participant during the thirty-six (36) month period ending immediately prior to the Participant’s Termination of Employment.

1.15 Fifteen Year Certain and Continuous Annuity means level annual payments over the lifetime of a Participant, with payments guaranteed to be made for at least fifteen (15) years.

1.16 Participant means an Eligible Executive who has begun participation in the Plan pursuant to Article 2.

1.17 Participation Agreement means the written agreement between the Company and Participant which specifies the terms under which benefits are provided to the Participant under the Plan and which is incorporated by reference herein. The Participation Agreements as of January 1, 2005 are attached hereto as Exhibits A1-A3.

1.18 Retirement means Termination of Employment, other than by reason of death, on or after the Participant’s Retirement Eligibility Date.

1.19 Retirement Benefit means the benefit payable under Section 3.1 to a Participant whose Termination of Employment is on or after his Retirement Eligibility Date.

1.20 Retirement Eligibility Date means the age specified in the Participant’s Participation Agreement.

1.21 Termination Benefit means the benefit payable under Section 3.2 to a Participant whose Termination of Employment precedes his Retirement Eligibility Date.

1.22 Termination of Employment means the date of the cessation of the Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, death or Disability; provided that such cessation constitutes a “separation from service,” as defined under Code Section 409A and the Treasury regulations thereunder.

1.23 Years of Service means the Participant’s period of employment with the Company commencing with his most recent date of hire, rounded (if necessary) to the next lowest whole number.

ARTICLE 2

Participation

2.1 Participation. Upon execution of a Participation Agreement by an Eligible Executive and the Company, the Eligible Executive becomes a Participant as of the effective date specified in his Participation Agreement.

ARTICLE 3

Calculation of Retirement and Termination Benefit

3.1 Retirement Benefit. The Retirement Benefit is an annual amount, commencing after Retirement, payable as a Fifteen Year Certain and Continuous Annuity, equal to:

(a) the product of (1) the Participant’s Benefit Percentage and (2) the Participant’s Final Average Compensation, minus

(b) the annual amount that would be payable to the Participant under the Provident Bank Pension Plan if he began receiving benefits under the Pension Plan upon Retirement in the form of a single life annuity, minus

(c) the annual amount of the Social Security old age benefit that would be payable to the Participant if he began receiving Social Security benefits upon Retirement (and disregarding any cost-of-living adjustments for future years). If the Participant’s Retirement precedes the earliest date on which he could receive Social Security old age retirement benefits, then the Retirement Benefit will be reduced, starting in the year in which the Participant could first begin receiving Social Security old age retirement benefits, by the annual amount of the Social Security old age retirement benefit that would be payable to the Participant if he began receiving Social Security benefits in that year (and disregarding any cost-of-living adjustments for future years). The determination of the Social Security old age benefit is based on the Social Security Act and benefit levels in effect at Retirement and assuming the Participant earns no wages subject to Social Security after Retirement.

3.2 Termination Benefit. The Termination Benefit is an annual amount, commencing upon the Participant’s Retirement Eligibility Date, payable as a Fifteen Year Certain and Continuous Annuity, determined in the same manner as the Retirement Benefit under Section 3.1, except that (i) “Retirement Eligibility Date” is substituted for “Retirement” in Section 3.1(b) and (c); (ii) “Termination Benefit” is substituted for “Retirement Benefit” in Section 3.1(c); and (iii) the determination of the Social Security old age benefit that would be payable at the Participant’s Retirement Eligibility Date assumes that, between his Termination of Employment date and his Retirement Eligibility Date, the Participant earns the same amount of annual wages he was earning in the last full calendar year prior to (or ending with) his Termination of Employment date. Notwithstanding the preceding sentence, a Participant’s Participation Agreement may provide for a reduced Benefit Percentage if the Participant has a Termination of Employment before attaining his Retirement Eligibility Date with less than a stated number of Years of Service. However, such a Participant will receive a benefit using the maximum Benefit Percentage set forth in the Participation Agreement, regardless of the Participant’s Years of Service, in the event of Termination of Employment (i) by reason of the Participant’s Retirement, Disability or death, or (ii) after a Change in Control.

ARTICLE 4

Payment of Retirement and Termination Benefits

4.1 Retirement Benefit. Upon Retirement, a Participant will receive a Retirement Benefit, in an amount calculated in accordance with Section 3.1. The benefit will be paid in the form of a Fifteen Year Certain and Continuous Annuity, unless the Participant makes a timely election to receive an optional form of payment under Section 4.3. The initial payment will be made within ninety (90) days following the Participant’s Retirement, and subsequent payments will be made within ninety (90) days following each anniversary of his Retirement. Notwithstanding the preceding sentence, if the Participant is a “Key Employee” as of the date of Retirement, the initial payment will not be made until the thirty (30) day period starting on the date that is six months after the date of Retirement. A Participant is a “Key Employee” for the 12-month period beginning on any April 1 if the Participant is described in Code Section 416(i) (using the definition of compensation under T. Reg. §1.415(c)-2(d)(4)) at any time during the 12-month period ending on the preceding December 31.

4.2 Termination Benefit. Upon Termination of Employment prior to a Participant’s Retirement Eligibility Date (other than by reason of Disability or death), the Participant will receive a Termination Benefit, in an amount calculated in accordance with Section 3.2. The benefit will be paid in the form of a Fifteen Year Certain and Continuous

Annuity, unless the Participant makes a timely election to receive an optional form of payment under Section 4.3. The initial payment will be made within ninety (90) days following the Participant’s Retirement Eligibility Date, and subsequent payments will be made within ninety (90) days following each anniversary of the Retirement Eligibility Date. Notwithstanding the preceding sentence, if the Participant is a “Key Employee” (as defined in Section 4.1) as of his Termination of Employment date, the initial payment will not be made until the thirty (30) day period starting on the date that is six months after the Participant’s Termination of Employment date.

4.3 Optional Forms of Payment. An election to have benefits paid in an optional form of payment (or a change in an election already made) will be considered timely if the form provided for such purpose is submitted to the Administrator before the first payment is made. The following optional forms of payment are available under the Plan:

Joint and 50% Survivor Annuity. Level annual payments will be made to the Participant over the Participant’s lifetime and, upon the Participant’s death, level annual payments equal to 50% of the annual payments made to the Participant will be made to the Participant’s Beneficiary over the Beneficiary’s lifetime if such Beneficiary survives the Participant.

Joint and 100% Survivor Annuity. Level annual payments will be made to the Participant over the Participant’s lifetime and, upon the Participant’s death, level annual payments in the same amount will be made to the Participant’s Beneficiary over the Beneficiary’s lifetime if such Beneficiary survives the Participant.

Each optional form of payment will be the Actuarial Equivalent of the Fifteen Year Certain and Continuous Annuity.

ARTICLE 5

Death Benefits

5.1 Survivor Benefit Before Benefits Commence. If the Participant dies prior to commencement of benefits, the Company will pay to the Participant’s Beneficiary a death benefit equal to the Actuarial Equivalent of the Participant’s accrued benefit as of the date of death. The death benefit will be paid in a single lump sum within ninety (90) days following the Participant’s death.

5.2 Survivor Benefit After Benefits Commence. If the Participant dies after benefits have commenced under the Fifteen Year Certain and Continuous Annuity but prior to completion of the minimum (15) year payout period, benefits will continue to be paid to the Participant’s Beneficiary over the balance of the fifteen (15) year minimum benefit payout period. If the Participant is receiving benefits under an optional form of payment under Section 4.3, no death benefit is payable upon the death of the Participant unless the Participant predeceases his Beneficiary, in which case the applicable survivor benefit is payable to such Beneficiary over the balance of the Beneficiary’s life.

ARTICLE 6

Disability

6.1 Disability Benefit. Upon a Participant’s Termination of Employment by reason of Disability prior to the Retirement Eligibility Date, the Participant will receive a Disability Benefit determined in the same manner as the Retirement Benefit under Section 3.1, except that (i) “Disability Benefit Eligibility Date” is substituted for “Retirement” in Section 3.1(b) and (c), and (ii) “Disability Benefit” is substituted for “Retirement Benefit” in Section 3.1(c). The benefit will be paid in the form of a Fifteen Year Certain and Continuous Annuity, unless the Participant makes a timely election to receive an optional form of payment under Section 4.3. The initial payment will be made within ninety (90) days following the Participant’s Disability Benefit Eligibility Date, and subsequent payments will be made within ninety (90) days following each anniversary of the Disability Benefit Eligibility Date.

ARTICLE 7

Termination or Amendment

7.1 Termination. The Company may terminate the Plan at any time by action of the Compensation Committee. Termination of the Plan will not reduce the accrued benefit of any Participant or Beneficiary as of the date of termination, but no additional benefits will be accrued after the date of termination. Upon termination, the Company will pay, or continue to pay, to each Participant or Beneficiary the benefits such person would be entitled to receive under Articles 4, 5 or 6 of the Plan at the same time such benefits would otherwise have been payable under the terms of the Plan. Notwithstanding the preceding sentence, payments upon termination may be accelerated if the Plan is terminated and liquidated in accordance with T. Reg. §1.409A-3(j)(4)(ix).

7.2 Amendment. The Committee may amend the Plan at any time, including retroactively, except that action of the Compensation Committee is required for any amendment that materially increases the benefits of any Participant whose compensation level is set by the Compensation Committee. The Committee will provide a report to the Compensation Committee of any Plan amendment the Committee adopts. No amendment may decrease or restrict a Participant’s then accrued benefit. No amendment may adversely affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment.

ARTICLE 8

Other Benefits

8.1 Coordination with Other Benefits. The benefits provided for a Participant under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Company. The Plan will supplement but not supersede or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 9

Plan Administration

9.1 Committee Powers and Duties. This Plan is administered by the Committee. The Committee has the same powers, duties and discretions with respect to this Plan as the Committee has under the relevant provisions of the Employees Retirement Savings Plan of Provident Bank (which are incorporated herein by reference), including the power to delegate any of its responsibilities for the operation and administration of the Plan.

9.2 Indemnity of Committee. The Company will indemnify and hold harmless the members of the Committee, and any other officer or employee of the Company who is or may be deemed to be a fiduciary of this Plan, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by a Committee member or other officer or employee.

9.3 Company Information. To enable the Committee to perform its functions, the Company will supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 10

Claims Procedures

10.1 Presentation of Claim. Any Participant or Beneficiary (a “Claimant”) may deliver to the Committee a written claim for a determination of the amounts distributable to such Claimant from the Plan. Any claim must state with particularity the determination desired by the Claimant.

10.2 Notification of Decision and Review of Denied Claims. All claims for benefits and reviews of denied claims will be handled in accordance with the claims and review procedures set forth in the relevant portions of the Employees Retirement Savings Plan of Provident Bank, which are incorporated herein by reference.

10.3 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 11

Beneficiary Designation

11.1 Beneficiary. Before the date as of which benefit payments begin, each Participant may at any time designate a Beneficiary(ies) (both primary and contingent) to receive any benefits payable under the Plan upon the death of a Participant. Only natural persons (humans) may be a Beneficiary. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates. Only one primary Beneficiary may be designated under a Joint and Survivor Annuity.

11.2 Beneficiary Designation. A Participant may only designate a Beneficiary(ies) by completing and signing a form provided by the Committee or its designated agent and submitting it to the Committee or its designated agent. A Participant may change a Beneficiary designation by completing and signing a new form and submitting it to the Committee or its designated agent. Upon submitting a new form to the Committee or its designated agent, all Beneficiary designations previously submitted are cancelled. The Committee may rely on the last Beneficiary designation form submitted by the Participant to the Committee or its designated agent prior to the Participant’s death. No designation or change in designation of a Beneficiary is effective until submitted to the Committee or its designated agent. The Beneficiary designation under a Joint and Survivor Annuity may not be changed after benefit payments begin.

11.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 11.1 and 11.2, or if all designated Beneficiaries cannot be located or predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s surviving spouse will be the designated Beneficiary. If the Participant has no surviving spouse, the benefits remaining under the Plan will be paid to the Participant’s estate. This Section 11.3 does not apply to the Beneficiary under a Joint and Survivor Annuity.

11.4 Doubt as to Beneficiary. If the Committee has any doubt as to the identity or designation of a Beneficiary, the Committee may cause the Company to withhold payments to the asserted Beneficiary until the matter is resolved to the Committee’s satisfaction.

11.5 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary fully and completely discharges the Company and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE 12

Miscellaneous

12.1 Trust. The Company is responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof will in all events be subject to the claims of the Company’s general creditors. Benefits paid to a Participant or Beneficiary from any such trust or trusts will be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

12.2 Unsecured General Creditor. Participants and Beneficiaries have no legal or equitable rights, interests or claims in any property or assets of the Company on account of benefits under this Plan, and have only the rights of an unsecured general creditor. The Company’s obligation under the Plan is merely that of an unfunded and unsecured promise to pay money in the future.

12.3 Company’s Liability. The Company’s liability for the payment of benefits is defined only by the Plan. The Company has no obligation to a Participant or Beneficiary under the Plan except as expressly provided in the Plan.

12.4 Nonassignability; Domestic Relations Orders.

(a) Neither a Participant, Beneficiary nor any other person has any right to assign, pledge or otherwise encumber any benefits under this Plan. Except as provided in subsection (b), no benefits under this Plan, prior to actual payment, are subject to alienation for the payment of any debts owed by a Participant, Beneficiary or any other person, nor are they transferable by operation of law in the event of divorce, bankruptcy or insolvency of a Participant, Beneficiary or any other person.

(b) Subsection (a) does not prohibit the transfer or assignment to a Participant’s spouse, former spouse or child of the right to receive all or a portion of the benefits payable to a Participant under this Plan, if such transfer or assignment is made pursuant to a domestic relations order issued by a court that is legally binding on a Participant. Payment of benefits pursuant to an order may not be made before the earlier of (1) when benefits are actually paid to the Participant or (2) a date specified in the order that is not before the earliest date that benefits could actually begin being paid to a Participant if he terminated employment. Any provision of an order for payment of benefits upon the election of the spouse, former spouse or child cannot be given effect. Any payment of benefits pursuant to a domestic relations order will be subject to tax withholding as provided by law. If a domestic relations order is served on this Plan, it will be processed in accordance with the rules for processing of qualified domestic relations orders set forth in the relevant provisions of the Employees Retirement Savings Plan of Provident Bank, which are incorporated herein by reference.

12.5 Not a Contract of Employment. The Plan does not constitute a contract of employment between the Company and the Participant. Such employment is “at will” employment that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan gives a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

12.6 Furnishing Information. A Participant or Beneficiary must cooperate with the Committee by furnishing any and all information requested by the Committee, and must take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

12.7 Terms. Any words used herein in the masculine shall be construed as though they were in the feminine in all cases where they would so apply, and any words used herein in the singular or in the plural shall be construed as though they were used in the plural or the singular, in all cases where they would so apply.

12.8 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

12.9 Governing Law. Subject to ERISA, this Plan will be construed and interpreted according to the laws of the State of Maryland without regard to its conflict of laws principles. The Company intends that the Plan will comply with Code Section 409A, and the Plan should be interpreted, to the extent possible, to comply with Section 409A.

12.10 Validity. In case any provision of this Plan is held to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.11 Notice. Any notice or filing required or permitted to be given to the Committee will be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the address below:

Retirement Benefits Committee

Provident Bank

114 East Lexington Street

Baltimore, Maryland 21202

Such notice will be deemed given as of the date of delivery or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan will be sufficient if in writing and hand delivered, or sent by mail, to the last known address of the Participant.

12.12 Successors. The provisions of this Plan will bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiary.

12.13 Spouse’s Interest. Any asserted interest in the benefits under this Plan held by a spouse who predeceases the Participant will automatically revert to the Participant and are not transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will such interest pass under the laws of intestate succession.

12.14 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment in accordance with the relevant provisions of the Employees Retirement Savings Plan of Provident Bank, which are incorporated herein by reference.

12.15 Withholding of Taxes. The Company will withhold from all benefit payments all federal, state and local income, employment and other taxes that the Company determines are required to be withheld under applicable law.

12.16 Distribution in the Event of Taxation.

(a) If any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to the time it would otherwise be payable due to failure of the Plan to satisfy Code Section 409A, a Participant may apply to the Committee for a distribution of that portion of his benefit that has become taxable. Within 90 days after the Committee determines that a portion of the Participant’s benefit has become taxable, the Company will make a lump sum distribution to the Participant in an amount equal to the taxable portion of his benefit (which amount will not exceed a Participant’s accrued benefit under the Plan).

(b) If any portion of a Participant’s benefit under this Plan becomes subject to FICA tax before it is paid to the Participant, then notwithstanding the timing and method of benefit payment otherwise in effect for the Participant, the Committee may direct that future benefit payments be accelerated so as to pay the Participant’s share of applicable FICA tax. Payments may also be accelerated so as to pay any income tax withholding obligation that arises due to acceleration for FICA purposes.

(c) Any distributions or payments under subsections (a) and (b) will reduce the remaining benefits to be paid under this Plan.

IN WITNESS WHEREOF, Provident Bank has caused this Plan document to be executed by its duly authorized officer on             , 2008.

WITNESS:	PROVIDENT BANK

By: